CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated May 28, 2009 on the financial statements and financial highlights of The Osterweis Fund and The Osterweis Strategic Income Fund, each a series of shares Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 28, 2009